Exhibit 99.1

NCI Building Systems Reports
First Quarter Fiscal 2014 Results

HOUSTON, March 11, 2014 -- NCI Building Systems, Inc. (NYSE: NCS) today reported financial results for the first quarter ended February 2, 2014.

First Quarter Financial, Operational and Industry Highlights:

•	Sales rose 4.4% to $310.7 million, compared to the prior year’s first quarter.

•	Sales outperformed industry wide low-rise nonresidential construction starts that were off 5.5%.

•	Weather conditions disrupted manufacturing schedules, supply chain and shipments, and impacted customers’ job sites, negatively affecting mix and margins.

•	Bookings were up 11% and backlog increased 4.1% to $312.5 million.

•	Manufacturing integration initiatives drove improvements in costs per ton as the first quarter unfolded.

•	Net loss per common diluted share was $0.06, up from a net loss of $0.19 per share in the prior fiscal year’s first quarter.

Norman C. Chambers, Chairman, President and Chief Executive, commented, "First quarter results were mixed as the modest increase in revenue was more than offset by the negative effect of extreme winter conditions. We anticipated the seasonality of our business but the severity of the weather this quarter had an outsized impact on our entire value chain, as well as our customers’, challenging our ability to access materials, transport products and realize manufacturing efficiencies. However, we remain encouraged by the 11% year-over-year improvement in bookings in our buildings segment, which continues the upward trend that began last August. Absent the harsh winter conditions, we are beginning fiscal 2014 in a stronger position than last year with a healthier backlog, improving material spread and sustained commercial discipline.”

"Results across our end-markets and product categories were mixed. Our Coatings group delivered top-line growth compared to last year's first quarter, led by strong demand and market share growth in our external sales of light gauge coated shipments. However, shipments of heavy gauge material were negatively impacted by weather-related disruptions that resulted in compressed margins. We also generated year-over-year gains in component sales driven by legacy single skin products. Additionally, margins were compressed due to increased shipments of lower margin cold storage insulated metal panels and reduced shipments of higher margin architectural insulated metal panels. The Buildings group performance was impacted by adverse winter weather and supply chain disruptions that resulted in increased manufacturing costs as well as higher transportation costs.”

First Quarter 2014 Results

For the first quarter, sales grew 4.4% to $310.7 million from $297.6 million in the prior year's first quarter due to higher third party sales in each of our operating segments.

Gross profit declined 2.7% to $59.2 million, or 19.1% of sales, from $60.9 million, or 20.5% of sales, in the first quarter of 2013. The decrease was largely due to severe weather, which resulted in 17 plant closure days, delayed incoming material deliveries and outgoing product shipments, as well as significantly higher utility expenses. Each of our three business groups benefitted from the price increases instituted in the latter half of fiscal 2013, but that benefit was offset by unfavorable mix.

Engineering, selling, general and administrative (ESG&A) expenses rose 3.2% to $62.4 million from $60.5 million in the first quarter of 2013. As a percentage of revenues, ESG&A declined to 20.1% in the 2014 first quarter compared to 20.3% in the prior year’s period. The increase in costs over the prior year was comprised of $0.7 million related to the secondary offering of our common stock completed by our majority stockholder in January 2014, and $1.2 million related to growth initiatives that we have continued to invest in to improve our distribution channels, manufacturing capabilities and customer responsiveness.

Net interest expense fell to $3.1 million from $6.2 million in the first fiscal quarter of 2013 as a result of last year’s refinancing of our term loan. We generated a net loss of $4.3 million or $0.06 per diluted common share compared to the prior year’s first quarter net loss of $3.6 million, or $0.19 per diluted common share. We incurred $0.7 million in costs related to the secondary offering in January 2014 and a net unfavorable impact of foreign currency exchange of $0.7 million compared to a favorable $0.06 million impact last year. The net loss also reflects the favorable impact of $1.0 million related to an insurance gain from the August 2013 fire at the Jackson, MS coil coating plant. Excluding the special items mentioned above, NCI generated an adjusted net loss, which is a non-GAAP measure, of $4.0 million or $0.05 per diluted common share. The weighted average number of common shares used in the calculation of first quarter 2014 loss per diluted common share was 73.5 million. Prior to the May 2013 conversion of preferred shares to common shares, the weighted average number of common shares used in the calculation of first quarter 2013 net loss per diluted common share was 19.2 million.

Adjusted EBITDA, a non-GAAP measure, defined as earnings before interest, taxes, depreciation and amortization, and cash and other non-cash items, in accordance with the Company's credit agreement was $8.0 million, down from $13.4 million in the prior year’s first quarter. Please see the reconciliation of Adjusted EBITDA to net income (loss) in the Company’s financial statements.

The Company’s purchases of treasury stock totaled $23.3 million in the first fiscal quarter, which included $19.7 million for the privately negotiated repurchase of common shares from our majority stockholder that closed at the same time as the secondary offering. The Company canceled 1.15 million shares of common stock after the repurchase.

First Quarter 2014 Segment Performance

The Coatings group third party sales grew 27.9% year-over-year driven by increased light gauge coating sales. Operating income increased to $6.5 million, or 26% of third party sales, in the first quarter of 2014 from $5.5 million, or 29% of third party sales, in the first quarter of the prior fiscal year. The quarter’s operating margins were impacted by elevated steel costs associated with supply chain disruptions from severe weather. Scheduled material deliveries were delayed due to impassable roads and frozen waterways and we absorbed higher spot prices to meet customer delivery schedules. Our production schedules and utility expenses were also impacted, resulting in lower operating earnings.

The Components group produced a 2.1% increase in third-party sales versus the prior year’s first quarter. Operating income declined to $4.1 million, or 3% of third party sales, from $6.1 million, or 4% of third party sales, in the same quarter last fiscal year. The year-over-year decline in operating income was due to a mix shift to lower-margin products including cold storage insulated metal panels which are installed on the interior of the building. Due to the reduced level of construction activity associated with the inclement weather, many customers deferred delivery of higher-margin architectural insulated metal panels. We expect a more favorable product mix to begin shipping as construction site conditions improve and allow for installation of the higher margin panels.

The Buildings group’s total third party sales increased 3.5% compared to last year’s first quarter. This group produced operating income of $1.6 million in the 2014 first quarter, declining from $4.0 million in the prior year’s first quarter. In addition to a market decline of 5.5% in low-rise (five stories or less) construction starts, building starts of two stories or less, typically the most robust market for the Buildings group, decreased 10.6% according to McGraw Hill data. The group also absorbed increased transportation and manufacturing costs associated with the winter weather. We did benefit from improving manufacturing efficiencies throughout the quarter and expect those efficiencies to improve margins by the second half of fiscal 2014.

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For additional information, please see the CFO Commentary at www.ncigroup.com under the tab-Quarterly Earnings and Transcripts.

Market Commentary

Leading indicators for nonresidential construction activity continue to trend positive. CBRE data indicate the industrial market ended 2013 with an 11.3% vacancy rate and the strongest quarterly absorption figure since 2005. The robust absorption rate extended to markets of all sizes and was led by warehousing and manufacturing. Economic activity in the manufacturing sector expanded in February for the ninth consecutive month according to the latest Institute for Supply Management (ISM) survey. The February index registered 53.2 percent, up from January’s reading of 51.3 percent and the New Orders Index registered 54.5 percent, an increase of 3.3 percentage points from January’s reading of 51.2 percent.

The American Institute of Architects’ Architecture Billing Index (ABI) rebounded into growth mode in January at 50.4, up sequentially from 48.6 in December. The index has now been above 50 for 15 of the past 18 months, which is a very positive sign for U.S. construction spending throughout 2014, especially the second half of our 2014 fiscal year.

The latest Fed Senior Loan Officer Survey shows the demand for nonresidential loans strengthening in combination with the continued easing of lending standards. This favorable environment supports improving growth in real nonresidential investment in the months ahead.

Summary/Outlook

“We remain optimistic that improving business conditions continue to suggest the potential for mid to upper-single digit year-over-year growth in nonresidential new construction in fiscal 2014. McGraw Hill is currently forecasting that nonresidential construction activity, measured in square feet, will be 12% higher in calendar 2014 compared to calendar 2013.”

“Although our performance in the first quarter of fiscal 2014 was significantly impaired by severe winter weather conditions, bookings and backlog did improve as compared to last year, both in volumes and in expected margins. Customer sentiment is positive, the level of inquiries is solid, and the recent realignment of manufacturing operations is resulting in measurable improvement, especially in our Buildings group.”

“The impact of the severe weather has carried over into our second quarter affecting February and the start of March. We believe that customers may continue to aggressively push work back to our fiscal third and fourth quarters to combat the extended winter weather. We may be challenged to recover all of the lost work from the first half of our year during the second half of 2014. Nonetheless, we historically generate approximately 60% to 90% of our annual EBITDA in the second half of the year, and we remain confident our performance will align with our expectations that 2014 will be a year of accelerating growth. We expect to benefit from improved operating efficiencies and margins in the second half of fiscal 2014 as we maintain commercial discipline, benefit from manufacturing efficiencies and volume-driven operating leverage,” Mr. Chambers concluded.

Conference Call Information

The NCI Building Systems, Inc. first quarter conference call is scheduled for Wednesday, March 12, 2014, at 9:00 AM ET. Please dial 1-877-941-2332 to participate in the call. To listen to a live broadcast of the call over the Internet or to review the archived call, please visit the Company's website at www.ncigroup.com. To access the taped replay, please dial 1-800-406-7325 and the passcode 4668423# when prompted. The taped replay will be available two hours after the call through March 19, 2014.

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NCI Building Systems, Inc. is one of North America's largest integrated manufacturers of metal products for the nonresidential building industry. NCI is comprised of a family of companies operating manufacturing facilities across the United States and Mexico, with additional sales and distribution offices throughout the United States and Canada.

Contact:

Layne de Alvarez

Vice President, Investor Relations

281-897-7710

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "guidance," "potential," "expect," "should," "will," "forecast" and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current expectations, assumptions and/or beliefs concerning future events. As a result, these forward-looking statements rely on a number of assumptions, forecasts, and estimates and, as a result, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially include, but are not limited to industry cyclicality and seasonality and adverse weather conditions; ability to service or refinance the Company's debt and obtain future financing; the Company’s ability to comply with the financial tests and covenants in its existing and future debt obligations; operational limitations or restrictions in connection with our debt; recognition of asset impairment charges; the ability to make strategic acquisitions accretive to earnings; retention and replacement of key personnel; enforcement and obsolescence of intellectual property rights; fluctuations in customer demand; commodity price increases and/or limited availability of raw materials, including steel; increases in energy prices, competitive activity and pricing pressure; challenging economic conditions affecting the non-residential construction industry; volatility in the U.S. economy and abroad generally, and in the credit markets; costs related to environmental clean-ups and liabilities; changes in laws or regulations, including the Dodd-Frank Act; the dilutive effect on the Company’s common stockholders of potential future sales of the Company’s common stock held by the selling stockholders; substantial governance and other rights held by the selling stockholders; breaches of our information system security measures and damage to our major information management systems; hazards that may cause personal injury or property damage, thereby subjecting the Company to liabilities and possible losses, which may not be covered by insurance; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and other matters; and the volatility of the Company's stock price. The Company's SEC filings, including our most recent reports on Form 10-K, particularly under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended November 3, 2013, identify other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

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NCI BUILDING SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Fiscal Three Months Ended
	February 2,	January 27,
	2014	2013

Sales	$310,666	$297,584
Cost of sales	252,428	236,715
Gain on insurance recovery	(987)	-
Gross profit	59,225	60,869
	19.1%	20.5%

Engineering, selling, general and administrative expenses	62,393	60,471
Income (loss) from operations	(3,168)	398

Interest income	26	30
Interest expense	(3,126)	(6,274)
Other income (expense), net	(496)	394

Loss before income taxes	(6,764)	(5,452)
Benefit from income taxes	(2,506)	(1,825)
	37.1%	33.5%

Net loss	$(4,258)	$(3,627)

Loss per common share:
Basic	$(0.06)	$(0.19)
Diluted	$(0.06)	$(0.19)

Weighted average number of common shares outstanding:
Basic	73,515	19,237
Diluted	73,515	19,237

Increase in sales	4.4%

Gross profit percentage	19.1%	20.5%

Engineering, selling, general and administrative
expenses percentage	20.1%	20.3%

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NCI BUILDING SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 2,	November 3,
	2014	2013
	(Unaudited)
ASSETS
Cash and cash equivalents	$16,599	$77,436
Accounts receivable, net	111,646	135,368
Inventories, net	137,626	122,105
Deferred income taxes	30,445	27,736
Income tax receivable	1,065	1,112
Prepaid expenses and other	19,334	19,300
Investments in debt and equity securities, at market	4,924	4,892
Assets held for sale	2,879	2,879
Total current assets	324,518	390,828

Property, plant and equipment, net	257,887	260,918
Goodwill	75,226	75,226
Intangible assets, net	47,962	48,975
Deferred financing costs, net	4,053	4,316
Total assets	$709,646	$780,263

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$2,384	$2,384
Note payable	131	613
Accounts payable	105,208	144,553
Accrued compensation and benefits	40,062	40,954
Accrued interest	1,956	1,844
Other accrued expenses	56,548	61,266
Total current liabilities	206,289	251,614

Long-term debt, net	234,791	235,391
Deferred income taxes	30,602	32,185
Other long-term liabilities	8,292	8,315
Total long-term liabilities	273,685	275,891

Common stock	1,472	1,471
Additional paid-in capital	623,618	638,574
Accumulated deficit	(386,993)	(382,735)
Accumulated other comprehensive loss	(4,701)	(4,436)
Treasury stock, at cost	(3,724)	(116)
Stockholders' equity	229,672	252,758

Total liabilities and stockholders' equity	$709,646	$780,263

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NCI BUILDING SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Fiscal Three Months Ended
	February 2,	January 27,
	2014	2013

Cash flows from operating activities:
Net loss	$(4,258)	$(3,627)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	8,767	9,122
Deferred financing cost amortization	288	1,084
Share-based compensation expense	3,179	3,442
Gain on insurance	(987)	-
Provision for doubtful accounts	1,009	1,305
Benefit from deferred income taxes	(2,564)	(1,990)
Excess tax benefits from share-based compensation arrangements	(1,583)	(941)
Changes in operating assets and liabilities:
Accounts receivable	22,713	23,217
Inventories	(15,521)	(7,755)
Income tax receivable	26	(415)
Prepaid expenses and other	(70)	(615)
Accounts payable	(39,345)	(28,969)
Accrued expenses	(5,498)	(7,181)
Other, net	(131)	151

Net cash used in operating activities	(33,975)	(13,172)

Cash flows from investing activities:
Capital expenditures	(4,735)	(6,071)
Proceeds from insurance	987	-

Net cash used in investing activities	(3,748)	(6,071)

Cash flows from financing activities:
Proceeds from stock options exercised	-	674
Increase in restricted cash	-	(1)
Payments on term loan	(600)	(8,750)
Payments on note payable	(482)	(515)
Proceeds from Amended ABL Facility	20,000	5,001
Payments on Amended ABL Facility	(20,000)	(5,000)
Payment of financing costs	(25)	(68)
Excess tax benefits from share-based compensation arrangements	1,583	941
Purchase of treasury stock	(23,325)	(2,346)

Net cash used in financing activities	(22,849)	(10,064)
Effect of exchange rate changes on cash and cash equivalents	(265)	(24)
Net decrease in cash and cash equivalents	(60,837)	(29,331)

Cash and cash equivalents at beginning of period	77,436	55,158

Cash and cash equivalents at end of period	$16,599	$25,827

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NCI Building Systems, Inc.
Business Segments
(Unaudited)
(In thousands)

	Three Months Ended		Three Months Ended		$	%
	February 2, 2014		January 27, 2013		Inc/(Dec)	Change
		% of		% of
		Total		Total
Sales:		Sales		Sales
Metal coil coating	$54,267	15	$49,271	14	$4,996	10.1%
Metal components	158,193	43	153,904	44	4,289	2.8%
Engineered building systems	152,237	42	147,566	42	4,671	3.2%
Total sales	364,697	100	350,741	100	13,956	4.0%
Less: Intersegment sales	54,031	15	53,157	15	874	1.6%
Total net sales	$310,666	85	$297,584	85	$13,082	4.4%

		% of		% of
Operating income (loss):		Sales		Sales
Metal coil coating	$6,495	12	$5,542	11	$953	17.2%
Metal components	4,111	3	6,072	4	(1,961)	-32.3%
Engineered building systems	1,640	1	4,041	3	(2,401)	-59.4%
Corporate	(15,414)	-	(15,257)	-	(157)	-1.0%
Total operating income (loss) (% of sales)	$(3,168)	(1)	$398	0	$(3,566)	-895.9%

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RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) EXCLUDING SPECIAL CHARGES
FOR THE THREE MONTHS ENDED FEBRUARY 2, 2014 AND JANUARY 27, 2013
(Unaudited)
(In thousands)

	For the Three Months Ended February 2, 2014
	Metal Coil Coating	Metal Components	Engineered Building Systems	Corporate	Consolidated

Operating income (loss), GAAP basis	$6,495	$4,111	$1,640	$(15,414)	$(3,168)
Gain on insurance recovery	(987)	-	-	-	(987)
Secondary offering costs	-	-	-	704	704
Adjusted operating income (loss) (1)	$5,508	$4,111	$1,640	$(14,710)	$(3,451)

	For the Three Months Ended January 27, 2013
	Metal Coil Coating	Metal Components	Engineered Building Systems	Corporate	Consolidated

Operating income (loss), GAAP basis (2)	$5,542	$6,072	$4,041	$(15,257)	$398

(1)	The Company discloses a tabular comparison of Adjusted operating income (loss), which is a non-GAAP measure because it is instrumental in comparing the results from period to period. Adjusted operating income (loss) should not be considered in isolation or as a substitute for operating income (loss) as reported on the face of our statement of operations.

(2)	The Company did not incur any special charges during the three months ended January 27, 2013.

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NCI BUILDING SYSTEMS, INC.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION,
AMORTIZATION AND OTHER NONCASH ITEMS ("ADJUSTED EBITDA")
(Unaudited)
(In thousands)

	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	Trailing 12 Months
	April 28,	July 28,	November 3,	February 2,	February 2,
	2013	2013	2013	2014	2014
Net income (loss)	$(5,342)	$(12,192)	$8,276	$(4,258)	$(13,516)
Add:
Depreciation and amortization	8,809	9,066	9,012	8,767	35,654
Consolidated interest expense, net	6,149	5,130	3,334	3,100	17,713
Provision (benefit) for income taxes	(2,506)	(9,933)	5,410	(2,506)	(9,535)
Debt extinguishment costs, net	-	21,491	-	-	21,491
Gain on insurance recovery	-	-	(1,023)	(987)	(2,010)
Unreimbursed business interruption costs	-	-	500	-	500
Secondary offering costs	-	-	-	704	704
Non-cash charges:
Share-based compensation	3,445	3,448	4,565	3,179	14,637
Embedded derivative	(4)	(50)	-	-	(54)

Adjusted EBITDA (1)	$10,551	$16,960	$30,074	$7,999	$65,584

	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	Trailing 12 Months
	April 29,	July 29,	October 28,	January 27,	January 27,
	2012	2012	2012	2013	2013
Net income (loss)	$1,321	$(3,267)	$6,270	$(3,627)	$697
Add:
Depreciation and amortization	5,841	7,248	10,355	9,122	32,566
Consolidated interest expense, net	3,034	4,159	6,226	6,244	19,663
Provision (benefit) for income taxes	942	(663)	3,379	(1,825)	1,833
Acquisition-related costs	1,494	2,946	153	-	4,593
Debt extinguishment costs, net	-	6,437	-	-	6,437
Executive retirement	508	-	-	-	508
Non-cash charges:
Share-based compensation	2,119	2,090	3,116	3,442	10,767
Asset impairments (recoveries)	-	(22)	13	-	(9)
Embedded derivative	(6)	(5)	(5)	(5)	(21)

Adjusted EBITDA (1)	$15,253	$18,923	$29,507	$13,351	$77,034

(1)	The Company's Credit Agreement defines adjusted EBITDA. Adjusted EBITDA excludes non-cash charges for goodwill and other asset impairments and stock compensation as well as certain non-recurring charges. As such, the historical information is presented in accordance with the definition above. Concurrent with the amendment and restatement of the Term Note facility, the Company entered into an Asset-Backed Lending facility which has substantially the same definition of adjusted EBITDA except that the ABL facility caps certain non-recurring charges. The Company is disclosing adjusted EBITDA, which is a non-GAAP measure, because it is used by management and provided to investors to provide comparability of underlying operational results.

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NCI BUILDING SYSTEMS, INC.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED NET LOSS PER DILUTED COMMON SHARE AND NET LOSS COMPARISON
(Unaudited)

	Fiscal Three Months Ended
	February 2,	January 27,
	2014	2013
Net loss per diluted common share, GAAP basis	$(0.06)	$(0.19)
Gain on insurance recovery, net of unreimbursed business interruption costs and taxes	(0.01)	-
Secondary offering costs, net of taxes	0.01	-
Foreign exchange loss (gain), net of taxes	0.01	(0.00)
Adjusted net loss per diluted common share (1)	$(0.05)	$(0.19)

	Fiscal Three Months Ended
	February 2,	January 27,
	2014	2013
Net loss applicable to common shares, GAAP basis	(4,258)	$(3,627)
Gain on insurance recovery, net of unreimbursed business interruption costs and taxes	(608)	-
Secondary offering costs, net of taxes	434	-
Foreign exchange loss (gain), net of taxes	442	(39)
Adjusted net loss applicable to common shares (1)	$(3,990)	$(3,666)

(1)	The Company discloses a tabular comparison of Adjusted net loss per diluted common share and Adjusted net loss applicable to common shares, which are non-GAAP measures, because they are referred to in the text of our press releases and are instrumental in comparing the results from period to period. Adjusted net loss per diluted common share and Adjusted net loss applicable to common shares should not be considered in isolation or as a substitute for net loss per diluted common share and net loss applicable to common shares as reported on the face of our statement of operations.

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NCI Building Systems, Inc.
Reconciliation of Segment Sales to Third Party Segment Sales (Internal Information)
(Unaudited)
(In thousands)

						%
	1st Qtr 2014		1st Qtr 2013		Inc/(Dec)	Change
Metal Coil Coating
Total Sales	$54,267	15%	$49,271	14%	4,996	10.1%
Less: Intersegment sales	29,677		30,050		(373)	-1.2%
Third Party Sales	$24,590	8%	$19,221	6%	5,369	27.9%

Operating Income (Loss)	$6,495	26%	$5,542	29%	953	17.2%

Metal Components
Total Sales	$158,193	43%	$153,904	44%	4,289	2.8%
Less: Intersegment sales	18,847		17,376		1,471	8.5%
Third Party Sales	$139,346	45%	$136,528	46%	2,818	2.1%

Operating Income (Loss)	$4,111	3%	$6,072	4%	(1,961)	-32.3%

Engineered Building Systems
Total Sales	$152,237	42%	$147,566	42%	4,671	3.2%
Less: Intersegment sales	5,507		5,731		(224)	-3.9%
Third Party Sales	$146,730	47%	$141,835	48%	4,895	3.5%

Operating Income (Loss)	$1,640	1%	$4,041	3%	(2,401)	-59.4%

Consolidated
Total Sales	$364,697	100%	$350,741	100%	13,956	4.0%
Less: Intersegment sales	54,031		53,157		874	1.6%
Third Party Sales	$310,666	100%	$297,584	100%	13,082	4.4%

Operating Income (Loss)	$(3,168)	-1%	$398	0%	(3,566)	-896.0%

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